For Immediate Release:

TIME INC. REPORTS SECOND QUARTER 2014 RESULTS
First Quarterly Financial Release Since Spin-Off From Time Warner Inc.

Second Quarter Highlights

• Company posted revenues of $820 million, adjusted OIBDA of $113 million, and adjusted diluted EPS of $0.30.

•
Our spin-off from Time Warner was completed on June 6, 2014. We raised $1.4 billion of debt to acquire the IPC publishing business in the U.K. from Time Warner, and to pay Time Warner a special dividend.

•	We announced the relocation of our corporate headquarters to downtown Manhattan in late 2015.

•
We took actions to strengthen our retail distribution network when our second largest newsstand wholesaler defaulted on its payment to us. The estimated impact of the wholesaler transition reduced revenues by $19 million and adjusted OIBDA by $27 million.

•	Time Inc. generated $64 million of free cash flow. Excluding the impact of a $50 million real estate related termination payment, free cash flow would have been $114 million.

NEW YORK, August 5, 2014 - Time Inc. (NYSE:TIME) reported financial results for its second quarter ended June 30, 2014.

"On June 6th, we completed our separation from Time Warner. We are once again an independent public company, for the first time since January 1990,” said Time Inc. Chairman and Chief Executive Officer Joe Ripp. “Time Inc. is undergoing a significant transformation as we extend our powerful brands across platforms, work to develop adjacent business opportunities, and move toward a leaner and more nimble operating culture. We had a solid second quarter, we are making real progress, and we are executing. However, we still face secular challenges, and we are in the early innings of driving change.”

Results Summary
In millions (except per share amounts)
	2Q 2014	2Q 2013	1H 2014	1H 2013
GAAP Measures
Revenues	$820	$833	$1,565	$1,570
Operating income (loss)	(21)	124	(141)	115
Net income (loss)	(32)	75	(106)	67
Diluted EPS	(0.30)	0.69	(0.98)	0.62
Cash provided by operations	80	119	80	118

Non-GAAP Measures
Adjusted OIBDA	113	155	177	231
Adjusted Net income	33	76	49	103
Adjusted Diluted EPS	0.30	0.70	0.45	0.95
Free Cash Flow	64	113	57	106
The company’s Adjusted OIBDA, Adjusted Net income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

SECOND QUARTER RESULTS

Revenues for the second quarter decreased 2% compared to the second quarter of 2013 to $820 million. Excluding the $19 million estimated adverse impact of the wholesaler transition, revenues would have been up 1%. Revenues from the acquisition of Affluent Media Group (AMG) (formerly known as American Express Publishing Corporation) which closed in the fourth quarter of 2013 were partially offset by the loss of revenues from our exit from the CNNMoney.com partnership in conjunction with the spin-off from Time Warner. Excluding the impact of the acquisition and exit, total revenues were down 7% (and down 5% excluding the wholesaler transition).

Advertising Revenues increased 3% compared to the second quarter of 2013 to $461 million. Excluding the impact of the AMG acquisition and our exit from the CNNMoney.com partnership, advertising revenues declined 3%.

Print and Other Advertising Revenues increased 1% to $387 million. Excluding the impact of the AMG acquisition, print and other advertising revenues declined 6% driven principally by fewer advertising pages sold. According to Publishers Information Bureau data, during the first half of 2014, Time Inc. extended its market share leadership in domestic magazine advertising to 24.9% versus 23.7% during 2013.

Digital Advertising Revenues increased 12% to $74 million. Excluding the impact of the AMG acquisition, and our exit from the CNNMoney.com partnership, digital advertising revenues increased 15%. Time Inc. served 81.8 million multiplatform unique visitors during June 2014 in the U.S. (excluding CNNMoney.com), up 11% since December 2013.

Circulation Revenues, which are comprised of subscription, newsstand and other circulation revenues, declined 5% to $258 million including a $12 million estimated adverse impact from the wholesaler transition. Excluding the impact of the AMG acquisition, circulation revenues declined 10% (and down 5% excluding the wholesaler transition).

Subscription Revenues declined 2% to $171 million. Excluding the impact of the AMG acquisition, subscription revenues declined 8%. These declines were principally driven by lower demand for print subscriptions and lower revenues at our subscription marketing subsidiary, Synapse.

Newsstand Revenues declined 13% to $83 million. The AMG acquisition had little impact on newsstand revenues; however, the wholesaler transition impacted newsstand revenues by approximately $12 million. Excluding the estimated impact of the wholesaler transition, newsstand revenues were flat. Continued volume declines were largely offset by the March price increase on People magazine, a 4% benefit, and the weaker U.S. dollar relative to the British pound, a 5% benefit.

Other Revenues, which includes marketing and support services provided to third parties, branded book publishing, events and licensing, declined 10% to $101 million. Excluding the impact of the AMG acquisition, other revenues were down 15%. The wholesaler transition impacted our revenues from the sale of bookazines by $7 million. In addition, the Fortune Global Forum, which occurs every other year, was held in Chengdu, China in 2013 and represented an $11 million unfavorable comparison to 2013.

Revenues Summary
In millions
	2Q 2014	2Q 2013	1H 2014	1H 2013

Print and other advertising	$387	$382	$705	$704
Digital advertising	74	66	146	133
Advertising revenues	461	448	851	837

Subscription	171	174	351	340
Newsstand	83	95	169	183
Other	4	4	8	8
Circulation revenues	258	273	528	531

Other revenues	101	112	186	202

Revenues	$820	$833	$1,565	$1,570

Costs of Revenues increased 3% to $328 million. Excluding the impact of the AMG acquisition, costs of revenues declined 2%. Production costs increased 5% to $191 million. Excluding the impact of the AMG acquisition, production costs were flat as favorable paper and printing prices were partially offset by a postal rate increase. Editorial costs rose 4%. Excluding the impact of the AMG acquisition, editorial costs declined 2% as edit savings were partially offset by digital investments (including launches of Fortune.com and Money.com). Other costs of revenues declined 13% to $26 million principally driven by the biennial Fortune Global Forum which was held in 2013 and not in 2014.

Selling, General and Administrative Expenses (SG&A) increased by 7% to $384 million. This includes $5 million of SG&A related to certain transaction-related expenses that are excluded from our adjusted OIBDA calculation. Excluding the impact of the AMG acquisition, SG&A was flat. Year-over-year comparisons were impacted by an $8 million bad debt expense associated with the wholesaler transition, a $5 million increase in stock-based compensation given the absence of equity grants to employees in the prior year, and a $5 million increase in public company costs.

Restructuring and Severance Costs were $55 million for the three months ended June 30, 2014 and $1 million for the three months ended June 30, 2013. The increase was primarily a result of planned headcount reductions and certain real estate transactions. In addition, the company made a $50 million payment to settle its obligation for six previously vacated floors at our current headquarters.

Adjusted OIBDA of $113 million represented a decrease of $42 million. As mentioned above, approximately $27 million of the decrease was due to the wholesaler transition. Approximately $11 million was associated with incremental public company costs and stock-based compensation expense.

Operating Loss of $21 million represented a decrease from the prior year comparable quarter of $124 million in operating income. The current-year quarter included restructuring and severance charges of $55 million and goodwill impairment of $26 million related to the sale of Grupo Editorial Expansión (GEX), our Mexico-based operations, which closed on August 1, 2014.

Net Loss attributable to Time Inc. shareholders was $32 million compared to net income of $75 million in the year-ago quarter. The current-year quarter included restructuring and severance charges of $55 million and goodwill impairment of $26 million related to the sale of GEX. Adjusted net income attributable to Time Inc. shareholders was $33 million compared to $76 million last year. Adjusted diluted EPS was $0.30 versus $0.70 in the prior-year period.

OUTLOOK

Time Inc. is updating its 2014 outlook to reflect the impact of the wholesaler transition, the early relocation of our corporate headquarters, and the sale of GEX.

We currently expect full year revenues to be between $3.30 billion and $3.37 billion, and adjusted OIBDA of between $510 million and $547 million.

•	The wholesaler transition, initially announced on May 27, 2014, is expected to adversely impact full year revenues by $22 million, and full year adjusted OIBDA by $30 million.

•
The relocation of our corporate headquarters is not expected to impact revenue or adjusted OIBDA in 2014. However, as disclosed on June 26, 2014, Time Inc. is expected to incur approximately $6 million of incremental capital expenditures in 2014 associated with the build-out of the 225 Liberty Street location, and total net capital expenditures of $120 million. We expect to also recognize $16 million of noncash accelerated depreciation for the current headquarters in 2014 and $21 million in 2015. In 2015, we expect to recognize noncash rent expense of $30 million for 225 Liberty Street (effectively double rent) despite no cash payments until 2018. Lastly, we expect to realize approximately $50 million of annual run-rate expense savings beginning in 2016.

•
Due to the seasonality of its business, GEX generated a loss in the first half of 2014 but is expected to generate income in the second half of the year. The sale of GEX is thus expected to adversely impact our revenue by approximately $33 million and our adjusted OIBDA by approximately $5 million in the second half of 2014.

Reconciliation of Full Year 2014 Outlook
In millions
	Previous Outlook	Impact of Wholesaler Transition	Impact of GEX Sale	Expected Full Year 2014
Low
Revenues	$3,354	$(22)	$(33)	$3,299
Adjusted OIBDA	545	(30)	(5)	510
Margin %	16.2%			15.5%

High
Revenues	3,421	(22)	(33)	3,366
Adjusted OIBDA	582	(30)	(5)	547
Margin %	17.0%			16.3%

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am EST on Tuesday, August 5, 2014.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and CFO presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations    Corporate Communications
Jaison Blair (212) 522-5952    Teri Everett (212) 522-5613
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES
Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating Income less Depreciation and Amortization and adjusted for noncash impairments of goodwill, intangibles, fixed asset and investments, restructuring and severance costs, gains and losses on operating assets, and other costs related to mergers, acquisitions, investments or dispositions.
Adjusted net income is net income adjusted for noncash impairments of goodwill, intangibles and fixed assets and investments; restructuring and severance costs; gains and losses on operating assets, liabilities and investments; other costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is diluted net income per common share from continuing operations attributable to Time Inc. common shareholders excluding the above items.
Free Cash Flow is defined as cash provided by (used in) operations less capital expenditures. The Company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common shareholders.
We believe that the presentation of Adjusted OIBDA, Adjusted Net income, Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.
Some limitations of Adjusted OIBDA, Adjusted Net income, Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the Company’s business and they involve judgment as to whether items affect fundamental operating performance.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s operating income (loss), net income (loss), diluted income per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP.
The pro forma share information presented herein for the three and six months ended June 30, 2013 gives effect to the issuance of 108.94 million common shares of the Company in connection with the spin-off of the Company from Time Warner as if it had occurred at the beginning of each period presented.

ABOUT TIME INC.
Time Inc. is the largest magazine publisher in the United States based on both readership and print advertising revenues and the largest magazine publisher in the U.K. based on print newsstand revenues. As of June 30, 2014, we published 23 magazines in print in the United States, including People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel & Leisure and Fortune and over 70 magazines outside the United States, primarily through IPC Magazines Group Limited (IPC) in the U.K. and Grupo Editorial Expansión (GEX) in Mexico. Our U.S. and U.K. print magazines are also available as tablet editions on digital devices and platforms. In addition, as of June 30, 2014, we operated over 45 websites that collectively have tens of millions of average monthly unique visitors around the world. We also operate an integrated publishing business that provides content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including magazine subscription sales services, retail distribution and marketing services and customer service and fulfillment services, to us and other third-party clients, including other magazine publishers.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its Registration Statement on Form 10 and its most recent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited; millions, except share amounts)

	June 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$204	$46
Receivables, less allowances of $250 and $281	383	489
Inventories, net of reserves	62	56
Deferred tax assets	98	75
Prepaid expenses and other current assets	113	97
Assets held for sale	51	—
Total current assets	911	763

Property, plant and equipment, net	475	534
Intangible assets subject to amortization, net	1,130	582
Intangible assets not subject to amortization	—	586
Goodwill	3,163	3,162
Other assets	78	47
Total assets	$5,757	$5,674

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$564	$534
Deferred revenue	437	449
Current portion of long-term debt	7	—
Liabilities held for sale	12	—
Total current liabilities	1,020	983

Long-term debt	1,370	38
Deferred tax liabilities	296	313
Deferred revenue	122	135
Other noncurrent liabilities	191	163
Commitments and contingencies

Shareholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 108.97
million shares issued and outstanding	1	—
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,654	—
Time Warner investment	—	4,158
Accumulated deficit	(9,819)	—
Accumulated other comprehensive loss, net	(78)	(116)
Total shareholders' equity	2,758	4,042
Total liabilities and shareholders' equity	$5,757	$5,674

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Advertising:
Print and other advertising	$387	$382	$705	$704
Digital advertising	74	66	146	133
Total Advertising	461	448	851	837
Circulation:
Subscription	171	174	351	340
Newsstand	83	95	169	183
Other	4	4	8	8
Total Circulation	258	273	528	531
Other	101	112	186	202
Total Revenues	820	833	1,565	1,570
Costs of revenues:
Production costs	(191)	(182)	(366)	(353)
Editorial costs	(111)	(107)	(219)	(217)
Other	(26)	(30)	(49)	(49)
Total costs of revenues	(328)	(319)	(634)	(619)
Selling, general and administrative expenses	(384)	(359)	(759)	(720)
Amortization of intangible assets	(20)	(10)	(39)	(20)
Restructuring and severance costs	(55)	(1)	(170)	(54)
Asset impairments	—	—	(26)	—
Goodwill impairment	(26)	—	(26)	—
Depreciation	(28)	(20)	(52)	(42)
Operating income (loss)	(21)	124	(141)	115
Interest income (expense), net	(11)	—	(12)	(1)
Other income (expense), net	(1)	(3)	4	(3)
Income (loss) before income taxes	(33)	121	(149)	111
Income tax (provision) benefit	1	(46)	43	(44)
Net income (loss)	$(32)	$75	$(106)	$67

Per share information attributable to
Time Inc. common shareholders:
Basic net income (loss) per common share	$(0.30)	$0.69	$(0.98)	$0.62
Weighted average basic common shares
outstanding	108.97	108.94	108.97	108.94
Diluted net income (loss) per common share	$(0.30)	$0.69	$(0.98)	$0.62
Weighted average diluted common shares
outstanding	108.97	108.94	108.97	108.94

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
Six Months Ended June 30,
(Unaudited; millions)

	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(106)	$67
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	91	62
Asset impairments	26	—
Goodwill impairment	26	—
Equity in (gains) losses of investee companies, net of cash distributions	2	2
Equity-based compensation	10	9
Deferred income taxes	(11)	3
Changes in operating assets and liabilities:
Receivables	114	66
Inventories	(7)	(15)
Prepaid expenses and other current assets	(34)	(30)
Accounts payable and accrued liabilities(1)	(38)	(50)
Other, net	7	4
Cash provided by operations(1)	80	118

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(29)	(2)
Capital expenditures	(23)	(12)
Cash used in investing activities	(52)	(14)

FINANCING ACTIVITIES
Proceeds from the issuance of debt	1,377	—
Financing costs	(13)	—
Excess tax benefit from equity instruments	—	26
Transfer to Time Warner in connection with Spin-Off	(1,400)	—
Net transfers from (to) Time Warner	166	(142)
Cash provided by (used in) financing activities	130	(116)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	158	(12)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	46	81
CASH AND CASH EQUIVALENTS, END OF PERIOD	$204	$69

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(2)	$(3)
Income Tax Refunds Received	$1	$1
__________________________
(1) Includes $50 million payment for settlement of a lease obligation.

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating income (loss)	$(21)	$124	$(141)	$115
Depreciation	28	20	52	42
Amortization	20	10	39	20
OIBDA(1)	27	154	(50)	177
Asset impairments	—	—	26	—
Goodwill impairment	26	—	26	—
Restructuring and severance costs	55	1	170	54
Other costs(2)	5	—	5	—
Adjusted OIBDA(3)	$113	$155	$177	$231
______________
(1) OIBDA is defined as operating income (loss) less depreciation and amortization.
(2) Other costs during the three and six months ended June 30, 2014, related to the spin-off and transaction costs related to certain acquisitions and dispositions during the period, are included within Selling, general and administrative expenses within the Statement of Operations.
(3) Adjusted OIBDA is defined as OIBDA adjusted for asset impairments, goodwill impairment, restructuring and severance costs, gains or losses on operating assets, and other costs related to mergers, acquisitions or dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; millions)

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(33)	$1	$(32)	$121	$(46)	$75
Asset impairments	—	—	—	—	—	—
Goodwill impairment	26	3	29	—	—	—
Restructuring and severance
costs	55	(22)	33	1	—	1
Other costs	5	(2)	3	—	—	—
Adjusted Net income (loss)(1)	$53	$(20)	$33	$122	$(46)	$76

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(149)	$43	$(106)	$111	$(44)	$67
Asset impairments	26	(10)	16	—	—	—
Goodwill impairment	26	3	29	—	—	—
Restructuring and severance
costs	170	(63)	107	54	(18)	36
Other costs	5	(2)	3	—	—	—
Adjusted Net income (loss)(1)	$78	$(29)	$49	$165	$(62)	$103
______________
(1) Adjusted Net income is defined as Net income excluding noncash impairments of goodwill, intangibles and fixed assets and investments; restructuring and severance costs; gains and losses on operating assets, liabilities and investments; other costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Diluted EPS	$(0.30)	$0.69	$(0.98)	$0.62
Asset impairments, net of tax per share(1)	—	—	0.15	—
Goodwill impairment, net of tax per share(1)	0.27	—	0.27	—
Restructuring and severance costs, net of tax per share(1)	0.30	0.01	0.98	0.33
Other costs, net of tax per share(1)	0.03	—	0.03	—
Adjusted Diluted EPS(2)	$0.30	$0.70	$0.45	$0.95
______________
(1) In reconciling Diluted EPS to Adjusted Diluted EPS we considered diluted weighted average shares outstanding as 109.13 million which includes the impact of shares excluded from the GAAP calculation due to their anti-dilutive nature.
(2) Adjusted Diluted EPS is defined as Diluted EPS excluding Asset impairments, Goodwill impairment, Restructuring and severance costs, Gains or losses on operating assets, and other costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed, net of the impact of income taxes.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited; millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash provided by operations	$80	$119	$80	$118
Less: Capital expenditures	(16)	(6)	(23)	(12)
Free Cash Flow(1)(2)	$64	$113	$57	$106
______________
(1) Free Cash Flow is defined as Cash provided by (used in) operations, less Capital expenditures.
(2) Free Cash Flow for the three and six months ended June 30, 2014 includes a $50 million one-time payment for settlement of a lease obligation.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OIBDA - 2014 OUTLOOK
(Unaudited; millions)

		2014 Outlook
	2013 Actual	Low	High
Operating Income	$330	$102	$130
Depreciation	85	100	104
Amortization	42	78	78
OIBDA(1)	$457	$280	$312
Asset impairments, restructuring and severance, gains/losses on operating assets, and other costs related to mergers, acquisitions
and dispositions	130	230	235
Adjusted OIBDA(2)	$587	$510	$547
______________
(1) OIBDA is defined as operating income (loss) less depreciation and amortization.
(2) Adjusted OIBDA is defined as OIBDA adjusted for asset impairments, goodwill impairment, restructuring and severance costs, gains or losses on operating assets, and other costs related to mergers, acquisitions or dispositions.